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                          AGREEMENT AND PLAN OF MERGER


                                      AMONG

                       DUALSTAR TECHNOLOGIES CORPORATION,

                              DCI ACQUISITION CO.,

                                       and

                                 PARACOMM, INC.









                            Dated as of May 10, 2000





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ARTICLE I         DEFINITIONS...........................................................................1

         1.1      Definitions...........................................................................1

ARTICLE II        THE MERGER............................................................................6

         2.1      The Merger............................................................................6

         2.2      Effective Time........................................................................6

         2.3      Closing...............................................................................6

         2.4      Directors and Officers................................................................7

ARTICLE III       EFFECT OF THE MERGER ON THE CAPITAL STOCK  OF THE CONSTITUENT CORPORATIONS............7

         3.1      MergerCo Common Stock.................................................................7

         3.2      Merger Consideration..................................................................7

         3.3      Target Common Stock...................................................................8

ARTICLE IV        PAYMENT FOR SHARES; REGISTRATION RIGHTS; LOCK-UP; DISSENTING SHARES...................8

         4.1      Payment for Shares of Target Common Stock.............................................8

         4.2      Registration Rights...................................................................9

         4.3      Lock-Up; Voting Agreement.............................................................9

         4.4      Appraisal Rights.....................................................................10

         4.5      Post-Closing Adjustments.............................................................10

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF DUALSTAR AND MERGERCO..............................12

         5.1      Corporate Organization...............................................................12

         5.2      Authority for Transaction............................................................12

         5.3      No Consent...........................................................................12

         5.4      Brokerage or Finder's Fees...........................................................12

         5.5      Exchange Act Reports and Financial Statements........................................13

         5.6      Litigation...........................................................................13

         5.7      Capitalization.......................................................................13

         5.8      Absence of Certain Developments......................................................14

         5.9      Blackacre Agreements.................................................................14
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         5.10     Material Misstatements or Omissions..................................................14

ARTICLE VI        REPRESENTATIONS AND WARRANTIES OF TARGET.............................................14

         6.1      Corporate Organization...............................................................14

         6.2      Authority for Transaction............................................................14

         6.3      No Consent...........................................................................15

         6.4      Financial Statements.................................................................15

         6.5      Liabilities..........................................................................15

         6.6      Absence of Material Adverse Change...................................................15

         6.7      Title to Assets; Leases..............................................................15

         6.8      Accounts Receivable..................................................................16

         6.9      Contracts and Commitments............................................................16

         6.10     Indebtedness.........................................................................16

         6.11     Intellectual Property................................................................16

         6.12     Taxes................................................................................17

         6.13     Litigation...........................................................................17

         6.14     Labor and Employee Relations.........................................................18

         6.15     Employee Benefit Plans...............................................................18

         6.16     Compliance with Laws.................................................................18

         6.17     Environmental Matters................................................................19

         6.18     Land Use.............................................................................19

         6.19     Joint Ventures.......................................................................20

         6.20     Insurance............................................................................20

         6.21     Books and Records....................................................................20

         6.22     Powers of Attorney...................................................................20

         6.23     No Guarantees........................................................................20

         6.24     Brokerage and Finder's Fees..........................................................20

         6.25     Material Misstatements or Omissions..................................................20

         6.26     Company Subsidiaries.................................................................20

         6.27     Capitalization.......................................................................20
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         6.28     Rights of Entry; Subscribers.........................................................21

ARTICLE VII       ADDITIONAL AGREEMENTS................................................................22

         7.1      Stockholders'Action..................................................................22

         7.2      Additional Agreements................................................................22

         7.3      Fees and Expenses....................................................................22

         7.4      Tax Treatment........................................................................22

         7.5      Access to Information................................................................22

         7.6      Public Announcements.................................................................23

         7.7      Employee Benefit Arrangements........................................................23

         7.8      Notification.........................................................................23

ARTICLE VIII  CONDITIONS TO THE MERGER.................................................................23

         8.1      Conditions to the Obligations of Each Party to Effect the Merger.....................23

                  (a)      Stockholder Approval........................................................23

                  (b)      Regulatory Approvals........................................................23

                  (c)      No Injunctions, Orders or Restraints; Illegality............................24

                  (d)      Escrow Agreement............................................................24

         8.2      Conditions to Obligations of DualStar and MergerCo...................................24

                  (a)      Representations and Warranties..............................................24

                  (b)      Performance and Obligations of Target.......................................24

                  (c)      Consents, Etc...............................................................24

                  (d)      No Injunction...............................................................24

                  (e)      Material Adverse Change.....................................................24

                  (f)      Resignations................................................................24

                  (g)      Opinion of Counsel..........................................................25

                  (h)      Registration Rights and Lock-Up Agreement...................................25

                  (i)      Voting Agreement............................................................25

                  (j)      Other Deliveries............................................................25

                  (k)      Consents Under Contracts....................................................25

                  (l)      Employment Agreements.......................................................25
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         8.3      Conditions to Obligations of Target and the Stockholders.............................25

                  (a)      Representations and Warranties..............................................25

                  (b)      Performance of Obligations of DualStar and MergerCo.........................25

                  (c)      Opinion of Counsel..........................................................25

                  (d)      Material Adverse Change.....................................................25

                  (e)      Registration Rights and Lock-Up Agreement...................................25

                  (f)      Voting Agreement............................................................26

                  (g)      Employment Agreements.......................................................26

                  (h)      Consents, Etc...............................................................26

                  (i)      Other Deliveries............................................................26

ARTICLE IX        SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION..........................26

         9.1      Survival of Representations and Warranties...........................................26

         9.2      Indemnification......................................................................26

                  (a)      Agreement to Indemnify......................................................26

                  (b)      Expiration of Indemnification...............................................26

                  (c)      Hold Back Escrow............................................................27

                  (d)      Claims Upon Hold Back Escrow................................................27

                  (e)      Resolution of Conflicts; Arbitration........................................27

                  (f)      Distribution of Hold Back Escrow Upon Termination of Hold Back Period.......28

                  (g)      Third Party Claims..........................................................28

                  (h)      Apportionment of Liability; Maximum Liability...............................29

                  (i)      Remedies....................................................................29
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ARTICLE X         MISCELLANEOUS........................................................................30

         10.1     Amendment............................................................................30

         10.2     Notices..............................................................................30

         10.3     Entire Agreement; No Third-Party Beneficiaries; Section Headings.....................31

         10.4     Confidentiality......................................................................31

         10.5     Assignment...........................................................................32

         10.6     Applicable Law.......................................................................32
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                                                                           PAGE
                         LIST OF SCHEDULES AND EXHIBITS

    Schedule 4.3         --    Cashed Stockholders Party to the Voting
                               Agreement
    Schedule 6.5         --    Liabilities
    Schedule 6.7(a)      --    Liens
    Schedule 6.7(b)      --    Leases
    Schedule 6.9         --    Contracts and Commitments
    Schedule 6.10        --    Indebtedness
    Schedule 6.11        --    Intellectual Property
    Schedule 6.13        --    Target Litigation
    Schedule 6.14        --    Labor and Employee Relations
    Schedule 6.15        --    Employee Benefit Plans
    Schedule 6.17        --    Environmental Matters
    Schedule 6.20        --    Insurance
    Schedule 6.26        --    Company Subsidiaries
    Schedule 6.27        --    Equity Holders
    Schedule 6.28(a)-1   --    MDUs - 50+ Units
    Schedule 6.28(a)-2   --    MDUs - 11-49 Units
    Schedule 6.28(a)-3   --    MDUs - 1-10 Units
    Schedule 6.28(a)-4   --    MDUs - Trailer and Mobile Home Parks
    Schedule 6.28(b)     --    Subscribers
    Schedule 7.7         --    At-Will Employees

    Exhibit A            --    Form of Escrow Agreement
    Exhibit B            --    Form of Employment Agreement
    Exhibit C            --    Form of Registration Rights and Lock-Up
                               Agreement
    Exhibit D            --    Form of Voting Agreement
    Exhibit E            --    Form of Warrant

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made this 10th day of May, 2000, by and among PARACOMM, INC., a Delaware corporation having its principal office at 295 E. Highway 50, Suite 2, Clermont, Florida 34711 ("Target"), DUALSTAR TECHNOLOGIES CORPORATION, a Delaware corporation having its principal office at One Park Avenue, New York, New York 10016 ("DualStar") and DCI ACQUISITION CO., a Delaware corporation and wholly-owned subsidiary of DualStar ("MergerCo").

                                    RECITALS:

         WHEREAS, the respective Boards of Directors of MergerCo and DualStar have approved the merger of MergerCo with and into Target (the "Merger") in accordance with the Delaware General Corporation Law (the "Delaware Corporation Law") upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Board of Directors of Target has, in light of and subject to the terms and conditions set forth in this Agreement, determined that the Merger is in the best interests of Target and its stockholders, and resolved to approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger (collectively, the "Transactions"), and to recommend approval and adoption by the stockholders of Target of this Agreement and the Transactions; and

         WHEREAS, DualStar, MergerCo and Target desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, and also to prescribe various conditions to the Transactions.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, DualStar, MergerCo and Target agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. Unless the context requires a different meaning, the following terms have the meaning, or are defined in the Section of this Agreement, indicated below:

         "Affiliate" - as to any party, any Person directly or indirectly controlling, controlled by, or under common control with, such party. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by," and under "common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agent" - Section 4.5(b).

         "Agreement" - introductory paragraph.

         "At-Will Employees" - Section 7.7.

         "Blackacre" - Section 5.9.

         "Blackacre Agreements" - Section 5.9.

         "Blackacre Parties" - Section 2.1(b) of the Registration Rights and Lock-Up Agreement.

         "Bylaws" - Section 2.1.

         "Cashed Shares" - Section 4.1(b).

         "Cashed Stockholder(s)" - Section 4.1(b).

         "Certificate of Incorporation" - Section 2.1.

         "Certificate of Merger" - Section 2.2.

         "Class A Cashed Shares" - Section 4.1(b).

         "Class B Cashed Shares" - Section 4.1(b).

         "Class A Stock Consideration" - Section 3.2(a)(i).

         "Class B Stock Consideration" - Section 3.2(b)(i).

         "Closing" - Section 2.3.

         "Closing Date" - Section 2.3.

         "Code" - Section 7.4.

         "Common Certificates" - Section 4.1(a).

         "Contract Employees" - Don Johnson and Mark Mayhook, each of whom shall be required to enter into an Employment Agreement with the Surviving Corporation.

         "Delaware Corporation Law" - Recitals.

         "Dissenting Shares" - Section 4.4(a).

         "DualStar" - introductory paragraph.

         "DualStar SEC Reports" - any document filed by DualStar with the SEC.

         "DualStar Stock" - Section 3.2.

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         "Effective Time" - Section 2.2.

         "Employee" - Section 6.14.

         "Employee Benefit Plans" - Section 6.15.

         "Employment Agreements" - the Employment Agreements by and between the Surviving Corporation and each of the Contract Employees, which Employment Agreements shall be in substantially the form attached hereto as Exhibit B.

         "Environmental Laws" - Section 6.17(a).

         "ERISA" - the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" - Section 9.2.

         "Escrow Agreement" - that certain Escrow Agreement of even date herewith, relating to the Hold Back Escrow, among DualStar, the Agent and the Escrow Agent, in substantially the form attached hereto as Exhibit A.

         "Exchange Act" - Section 5.5.

         "Financial Statements" - Section 6.4.

         "GAAP" - generally accepted accounting principles in effect from time to time within the United States.

         "Governmental Authority" - the government of any nation, state, city, locality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Hold Back Escrow" - Section 9.2(c).

         "Hold Back Period" - Section 9.2(c).

         "Injunction" - Section 8.1(c).

         "Intellectual Property" - Section 6.11(a).

         "Knowledge" - Target will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a) any officer or director thereof is actually aware of such fact or other matter; or

         (b) any of Philip Dropkin, Donald Johnson or Mark Mayhook would, as a prudent individual, be expected to discover or otherwise become aware of such fact or

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other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         Each of DualStar and MergerCo will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) any officer or director thereof is actually aware of such fact or other matter; or

                  (b) any officer or director thereof would, as a prudent individual, be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         "Lien" - any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding Target Common Stock and equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but in each above case excluding Permitted Liens.

         "Loss(es)" - Section 9.2(a).

         "Material Adverse Effect" - any effect that is or is reasonably likely to be materially adverse to a Person or its business, taken as a whole, except for effects due to general economic conditions or changes in regulatory conditions affecting the wireless or satellite cable industry generally.

         "MDU" - means each dwelling unit contained in any house or building containing two or more dwelling units, as well as each dwelling unit contained in any apartment building complex, condominium or cooperative housing development, mobile home or trailer park or other multi-family dwelling unit building complex, as to which Target has a right of entry ("ROE") to provide subscription, wireless or satellite cable television services , including, if identified on Schedule 6.28(a)-1, 6.28(a)-2, 6.28(a)-3 or 6.28(a)-4, units under construction or to be constructed.

         "MDU Unit Threshold" - 18,237 MDU units.

         "Merger" - Recitals.

         "Merger Consideration" - Section 3.2.

         "MergerCo" - introductory paragraph.

         "Officer's Certificate" - Section 9.2(d).

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         "Permitted Liens" - (a) materialmen's, mechanic's, carriers', or other like liens arising in the ordinary course of business, or deposits to obtain the release of such liens, (b) liens for current taxes not yet due and payable; (c) liens to be released at or prior to Closing; and (d) in the case of the real estate owned or real property leased or easements or rights of way (including
ROEs) included within Target's assets, (i) the terms of such leases, easements or rights-of-way (including ROEs), (ii) municipal and zoning ordinances, (iii) standard (printed) title insurance exceptions, (iv) easements for public utilities and recorded building and use restrictions and covenants and other restrictions and title imperfections which do not materially interfere with the present use of or materially detract from the value of the property, and (v) in the case of leased property, any rights of or security interests held by lenders to the owners of such leased property.

         "Person" - any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "Post Closing Adjustment Statement" - Section 4.5(b).

         "Premises" - Section 6.18.

         "Proxy Statement" - Section 4.3(b).

         "Registration Rights and Lock-Up Agreement" - that certain Registration Rights and Lock-Up Agreement among DualStar and each of the stockholders receiving the Merger Consideration, of even date herewith, in substantially the form attached hereto as Exhibit C.

         "ROE" - definition of MDU.

         "SEC" - Securities and Exchange Commission or any successor regulatory authority thereto.

         "Stock Consideration" - Section 3.2(b)(i).

         "Stock Consideration Adjustment" - Section 4.5(a).

         "Subscriber Threshold" - 2,693 Subscribers.

         "Subscribers" - Section 6.28(b).

         "Surviving Corporation" - Section 2.1.

         "Target" - introductory paragraph.

         "Target Class A Stock" - the shares of Target's Class A Common Stock, $0.01 par value per share.

         "Target Class B Stock" - the shares of Target's Class B Common Stock, $0.01 par value per share.

         "Target Common Stock" - the Target Class A Stock and the Target Class B Stock, collectively.

         "Tax" - Section 6.13.

         "Transactions" - Recitals.

         "Voting Agreement" - that certain Voting Agreement of even date herewith among DualStar and each of the Cashed Stockholders set forth on
Schedule 4.3, in substantially the form attached hereto as Exhibit D.

         "Warrant(s)" - Section 3.2(a)(ii).

                                   ARTICLE II

                                   THE MERGER

         2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Target and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into Target, and the separate corporate existence of MergerCo shall thereupon cease, (b) Target shall be the surviving corporation in the Merger (sometimes referred to in this Agreement as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of Target with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The certificate of incorporation, as amended, of Target (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and the bylaws of Target (the "Bylaws") as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, such Certificate of Incorporation and such Bylaws. The Merger shall have the effects specified in the Delaware Corporation Law.

         2.2 Effective Time. At the Closing, after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of same, MergerCo and Target shall duly execute and file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the Delaware Corporation Law. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the applicable filing fee, has been examined by and received the endorsed approval of the Secretary of State of the State of Delaware (the "Effective Time").

         2.3 Closing. The closing of the Merger (the "Closing") shall take place upon the execution of this Agreement (the "Closing Date"), at the offices of Day, Berry &

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Howard LLP, One Canterbury Green, Stamford, Connecticut 06901, unless another date or place is agreed to by the parties.

         2.4 Directors and Officers. The directors and officers of MergerCo immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. Notwithstanding the foregoing, Donald Johnson shall be the initial President of the Surviving Corporation, to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                                  ARTICLE III

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

         As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Target Common Stock or any shares of capital stock of MergerCo:

         3.1 MergerCo Common Stock. Each share of common stock, par value $.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation following the Merger.

         3.2 Merger Consideration. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares owned by Target and (y) Dissenting Shares) shall be converted into the right to receive the following consideration (collectively, the "Merger Consideration"), upon surrender and exchange of the Common Certificate (as hereinafter defined) representing such shares of Target Common Stock:

         (a) Each share of Target Class A Stock shall be converted into the right to receive:

                  (i) that number of shares of common stock, $.01 par value per share, of DualStar (the "DualStar Stock") equal to 365,690, divided by the total number of outstanding shares of Target Class A Stock (other than shares owned by Target), i.e., 72.5 shares of DualStar Stock per share of Target Class A Stock (the "Class A Stock Consideration"); and

                  (ii) a warrant (each a "Warrant" and, collectively, the "Warrants") to purchase that number of shares of DualStar Stock equal to 11,796, divided by the total number of outstanding shares of Target Class A Stock (other than shares owned by Target) in the form attached hereto as Exhibit E.

         (b) Each share of Target Class B Stock shall be converted into the right to receive:

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                  (i) that number of shares of DualStar Stock equal to 409,310, divided by the total number of outstanding shares of Target Class B Stock (other than shares owned by Target), i.e., 82.589 shares of DualStar Stock per share of Target Class B Stock (the "Class B Stock Consideration," and together with the Class A Stock Consideration, collectively, the "Stock Consideration"); and

                  (ii) a Warrant to purchase that number of shares of DualStar Stock equal to 13,204 divided by the total number of outstanding shares of Target Class B Stock (other than shares owned by Target) in the form attached hereto as Exhibit E.

         3.3 Target Common Stock. All such shares of Target Common Stock, when converted as provided in Section 3.2, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Common Certificate previously evidencing such shares shall thereafter represent only the right to receive the applicable Merger Consideration. The holders of Common Certificates previously evidencing shares of Target Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Target Common Stock except as otherwise provided in this Agreement or by law and, upon the surrender of Common Certificates in accordance with the provisions of Section 4.1, shall only represent the right to receive for their shares of Target Common Stock, the applicable Merger Consideration, without any interest thereon.

                                   ARTICLE IV

                    PAYMENT FOR SHARES; REGISTRATION RIGHTS;
                           LOCK-UP; DISSENTING SHARES

         4.1 Payment for Shares of Target Common Stock.

         (a) Prior to the Closing Date, Target, at the request of DualStar, shall have mailed to each record holder of certificates (the "Common Certificates") that immediately prior to the Effective Time represented shares of Target Common Stock a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Common Certificates shall pass, only upon proper delivery of the Common Certificates to Target, on behalf of DualStar, and instructions for use in surrendering such Common Certificates and receiving the Merger Consideration in respect of such shares.

         (b) In effecting the payment of the Merger Consideration with respect to shares of Target Class A Stock and Target Class B Stock represented by Common Certificates entitled to payment of the Merger Consideration pursuant to Section 3.2(a) and (b), respectively (the "Class A Cashed Shares" and the "Class B Cashed Shares," respectively, and collectively, the "Cashed Shares"), upon the surrender of each such Common Certificate, DualStar shall pay the holder of such Common Certificate (each a "Cashed Stockholder") the Merger Consideration in respect of Target Class A Stock or Target Class B Stock, as applicable, multiplied by the number of Class A Cashed Shares or Class B Cashed Shares, as the case may be, in consideration for such Cashed Shares,

                                      -8
provided that 10% of each Cashed Stockholder's Stock Consideration shall be delivered on behalf of such Cashed Stockholder to the Hold Back Escrow. Upon such payment, such Common Certificate shall forthwith be canceled.

         (c) Until surrendered in accordance with paragraph (b) above, each such Common Certificate (other than Common Certificates representing (i) shares of Target Common Stock held in the treasury of Target or by any wholly-owned subsidiary of Target and (ii) Dissenting Shares) shall represent solely the right to receive the Merger Consideration relating to such Common Certificates. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion of the Merger Consideration) is to be delivered to any person other than the person in whose name the Common Certificate formerly representing shares of Target Common Stock surrendered is registered, it shall be a condition to such right to receive such Merger Consideration that the Common Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such shares of Target Common Stock shall pay to DualStar any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Common Certificate surrendered, or shall establish to the satisfaction of DualStar that such tax has been paid or is not applicable.

         (d) No dividends or other distributions with respect to shares of Target Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Common Certificate with respect to the shares of Target Common Stock represented by such Common Certificate.

         (e) After the Closing Date, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Target Common Stock which were outstanding immediately prior to the Closing Date. If, after the Closing Date, Common Certificates formerly representing the shares of Target Common Stock are presented to DualStar or the Surviving Corporation, they shall be surrendered and canceled in return for the payment of the Merger Consideration relating to such Common Certificates, as provided in this Article IV.

         4.2 Registration Rights. DualStar agrees to grant to each of the Cashed Stockholders unlimited piggyback registration rights with respect to the DualStar Stock acquired thereby as part of the Merger Consideration (including shares of DualStar Stock issuable upon exercise of the Warrants), subject to the terms and conditions of the Registration Rights and Lock-Up Agreement.

         4.3 Lock-Up; Voting Agreement.

         (a) Each of the Cashed Stockholders shall agree not to, directly or indirectly, offer, offer to sell, sell, loan, pledge, grant any rights, contract to sell or grant any option to purchase or otherwise dispose or transfer any shares of DualStar Stock acquired by it pursuant to the Merger (including shares of DualStar Stock issuable upon exercise of the Warrants), without the prior written consent of DualStar, for a period commencing upon the Closing Date and ending 12 months subsequent to the Closing Date, except as otherwise permitted by the terms and conditions of the Registration Rights and Lock-Up Agreement.

         (b) To the extent permissible under applicable law, each of the Cashed Stockholders set forth on Schedule 4.3 hereto will execute and deliver the Voting Agreement pursuant to which each such Cashed Stockholder shall agree to vote any shares of DualStar Stock acquired by it pursuant to the Merger (including shares of DualStar Stock issuable upon exercise of the Warrants) (i) in favor of all management proposals at the next annual meeting of the stockholders of DualStar scheduled to be held as soon as practicable, which proposals are reflected in the form of preliminary proxy statement previously delivered thereto (the "Proxy Statement"), and (ii) for so long as such Cashed Stockholder holds such shares of DualStar Stock and the Blackacre Parties have a contractual right from DualStar to designate one or more nominees to DualStar's board of directors, in favor of the Blackacre Parties' nominees to DualStar's board of directors.

         4.4 Appraisal Rights.

         (a) Notwithstanding anything in this Agreement to the contrary, shares of Target Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of Target Common Stock who have demanded and exercised any appraisal rights in the manner provided under the Delaware Corporation Law and, as of the Effective Time, have neither effectively withdrawn nor lost their appraisal rights under the Delaware Corporation Law (the "Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to exercise or shall have effectively withdrawn or lost such holder's appraisal rights under the Delaware Corporation Law. If such holder shall have so failed to exercise or shall have effectively withdrawn or lost such appraisal rights, such holder's shares of Target Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon.

         (b) Target shall have given DualStar prompt notice of any demands received by Target for appraisal pursuant to Section 262 of the Delaware Corporation Law, withdrawals of such demands, and any other instruments served pursuant to the Delaware Corporation Law and received by Target. Target shall not have, except with the prior written consent of DualStar or as otherwise required by applicable law, made any payment with respect to any such demands for appraisal or offered to settle or settled any such demands.

         4.5 Post-Closing Adjustments.

         (a) On the date which is sixty (60) days following the Effective Time, the amount of Stock Consideration set forth in Section 3.2 above shall be adjusted by the parties hereto pursuant to the provisions of this Section 4.5 (the "Stock Consideration Adjustment"), to the extent necessary.

         (b) Within sixty (60) days following the Effective Time, DualStar shall prepare and deliver to the agent designated by the Cashed Stockholders pursuant to the Registration Rights and Lock-Up Agreement (the "Agent") a statement (the "Post-Closing Adjustment Statement") showing the Surviving Corporation's aggregate number of MDU units and its aggregate number of Subscribers as of the Effective Time. If, within thirty (30) days after receipt of the Post-Closing Adjustment Statement, the Agent has not disputed the items set forth thereon, the Stock Consideration shall be adjusted, based upon the Post-Closing Adjustment Statement, in accordance with Section 4.5(c) below. In the event that the Agent disputes the items set forth in the Post-Closing Adjustment Statement within such time, DualStar and the Agent shall use their best efforts to agree to a compromise. If DualStar and the Agent are unable to come to such a mutually-agreeable compromise, within thirty (30) days after the dispute arises, or such additional period as may be agreed upon by them, the dispute shall be resolved by arbitration pursuant to the provisions of Section 9.2(e) hereof. The decision of an arbitration panel in respect of the Post-Closing Adjustment Statement shall be final and binding as to the determination of the Stock Consideration Adjustment provided for in this Section 4.5. The parties agree that the Post Closing Adjustment Statement shall be prepared solely for the purpose of determining the Stock Consideration Adjustment, if any. DualStar and the Agent, on behalf of the Cashed Stockholders, shall each pay one-half of the fees and expenses of the arbitrators in resolving the disputed issues pursuant to this Section 4.5, if any.

         (c) The Stock Consideration Adjustment, if any, shall be determined as follows:

                  (i) In the event that the aggregate number of MDU units set forth in the final Post-Closing Adjustment Statement is lower than the MDU Unit Threshold, the Stock Consideration shall be reduced, on a per MDU unit basis, by subtracting 27.86 shares of DualStar Stock per MDU unit shortfall from the aggregate Stock Consideration, to be allocated 47.186% to the Cashed Class A Shares and 52.814% to the Cashed Class B Shares; and

                  (ii) In the event that the aggregate number of Subscribers set forth in the final Post-Closing Adjustment Statement is lower than the Subscriber Threshold, the Stock Consideration shall be reduced, on a per Subscriber basis, by subtracting 53.85 shares of DualStar Stock per Subscriber shortfall from the aggregate Stock Consideration, to be allocated 47.186% to the Cashed Class A Shares and 52.814% to the Cashed Class B Shares;

provided, however, that the Stock Consideration Adjustment shall not exceed, and shall be payable exclusively from, the aggregate remaining amount of the Hold Back Escrow, as defined in Section 9.2(c).

         (d) If the aggregate Stock Consideration is reduced pursuant to this
Section 4.5, DualStar shall be entitled to receive from the Escrow Agent, from and out of the remaining Hold Back Escrow, the amount of such reduction. Any Stock Consideration

Adjustment shall be apportioned among the Cashed Stockholders in proportion to the amount of Stock Consideration paid to each of them at the Closing.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                              DUALSTAR AND MERGERCO

         DualStar and MergerCo hereby jointly and severally represent and warrant to Target as follows:

         5.1 Corporate Organization. Each of DualStar and MergerCo is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         5.2 Authority for Transaction. The execution and delivery of this Agreement by each of DualStar and MergerCo, by DualStar of the Warrants and the Registration Rights and Lock-Up Agreement, and the consummation of the Transactions, have been duly and validly authorized by each of DualStar and MergerCo by all necessary action, corporate or otherwise. This Agreement is the legal, valid and binding obligation of each of DualStar and MergerCo, enforceable against each of DualStar and MergerCo in accordance with its terms. The Warrants and the Registration Rights and Lock-Up Agreement are the legal, valid and binding obligations of DualStar, each enforceable against DualStar in accordance with their respective terms. Neither the execution and delivery of this Agreement by DualStar and MergerCo, nor the performance by DualStar and MergerCo of their obligations hereunder, nor the execution, delivery or performance by DualStar of the Warrants or the Registration Rights and Lock-Up Agreement, will violate the certificate of incorporation or bylaws of any of DualStar or MergerCo or will result in a violation or breach of, or constitute a default under, any indenture, mortgage, deed of trust or other contract, license or other agreement to which DualStar or MergerCo is a party or by which either of them or their assets is bound, or of any provision of any federal or state judgment, writ, decree, order, statute, rule, or governmental regulation applicable to DualStar or MergerCo, which could have a Material Adverse Effect on DualStar or MergerCo.

         5.3 No Consent. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of DualStar or MergerCo in connection with the execution or delivery of this Agreement or the consummation of the Transactions or the issuance of DualStar Stock upon exercise of the Warrants, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

         5.4 Brokerage or Finder's Fees. Neither DualStar nor MergerCo has employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

         5.5 Exchange Act Reports and Financial Statements. DualStar has furnished or will upon request furnish to Target copies of the DualStar SEC Reports, each as filed with the SEC. Each of the DualStar SEC Reports, when it was filed with the SEC, complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC thereunder, and did not on the date of filing or amendment, if any, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements contained in, or incorporated by reference into, the DualStar SEC Reports: (i) were prepared in accordance with GAAP (except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to the omission of certain notes not ordinarily accompanying such unaudited interim financial statements and to normal year-end adjustments and any other adjustments described therein) and with Regulation S-X promulgated under the Exchange Act; and (ii) present fairly DualStar's consolidated financial condition and the consolidated results of its operations, cash flows and stockholders equity as at the relevant dates thereof and for the periods covered thereby.

         5.6 Litigation. Except as disclosed in the DualStar SEC Reports, there is no action, suit, grievance or proceeding pending or, to the Knowledge of DualStar or MergerCo, threatened against DualStar or any of its subsidiaries at law, in equity, by way of arbitration or before any governmental or quasi-governmental department, commission, board or agency. To the Knowledge of DualStar or MergerCo, there are no existing facts or conditions which might give rise to any charge, claim, litigation, proceeding, or investigation by any third party which is likely to have a Material Adverse Effect on DualStar or any of its subsidiaries, nor are there any facts or conditions which might give rise to any order of condemnation, appropriation or other taking of any assets of DualStar or any of its subsidiaries.

         5.7 Capitalization. The authorized capital stock of DualStar consists of 25,000,000 shares of DualStar Stock, of which 15,701,571 shares of DualStar Stock were issued and outstanding as of March 1, 2000. No shares of DualStar Stock are held in treasury. All of the issued and outstanding shares of DualStar Stock have been duly authorized and are validly issued, fully paid, and nonassessable. All of the shares of DualStar Stock to be issued as the Stock Consideration or pursuant to the Warrants, and the Warrants themselves, have been duly authorized and, upon consummation of the Merger, or exercise of the Warrants, as applicable, will be validly issued, fully paid and nonassessable. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class or series of authorized capital stock of DualStar are as set forth in the certificate of incorporation, as amended, of DualStar, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. Other than as contemplated herein and except as set forth in the DualStar SEC Reports filed prior to the date hereof, or as reflected in the Proxy Statement, there are no options, warrants or other rights outstanding to purchase or acquire, or any securities convertible into, nor has DualStar or its subsidiaries agreed to issue or reissue, other than pursuant to this Agreement any authorized and unissued capital stock of DualStar or its subsidiaries.

         5.8 Absence of Certain Developments. Since December 31, 1999, no event has occurred with respect to DualStar, MergerCo or any other subsidiary of DualStar which has had, or which is reasonably likely to have, a Material Adverse Effect on DualStar, MergerCo or any other subsidiary of DualStar.

         5.9 Blackacre Agreements. DualStar has furnished to Target true, correct and complete copies of all agreements which have been entered into between DualStar or any of its subsidiaries or Affiliates and Blackacre Capital Management, L.L.C., M/E Contracting Corp., any of their respective Affiliates or any of the Blackacre Parties (collectively, "Blackacre"), and any amendments thereto, including, without limitation, the securities purchase agreement pursuant to which Blackacre is to invest in DualStar (collectively, the "Blackacre Agreements"). Each of the Blackacre Agreements is valid, binding and in full force and effect against DualStar; and, to the Knowledge of DualStar, assuming the due execution and delivery by Blackacre of the Blackacre Agreements, each of the Blackacre Agreements is valid, binding and in full force and effect against Blackacre. None of the Blackacre Agreements has been modified or amended in a manner adverse to DualStar, and no violation or breach or event or condition that, after notice or lapse of time or both, would constitute a violation or breach under any of the Blackacre Agreements on the part of DualStar or any of its subsidiaries or Affiliates, or to DualStar's Knowledge, Blackacre, has occurred.

         5.10 Material Misstatements or Omissions. No representation or warranty by DualStar or MergerCo in this Agreement, or any document, statement, certificate or schedule furnished or to be furnished to Target by, or on behalf of, DualStar or MergerCo pursuant hereto contains, or will when furnished contain, any untrue statement of a material fact, or omits, or will then omit to state, a material fact necessary to make the statement of facts not materially misleading.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF TARGET

         Target hereby represents and warrants to each of DualStar and MergerCo as follows:

         6.1 Corporate Organization. Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation in the State of Florida. Target has all necessary corporate power and authority to own and use its properties and assets and to operate its business as presently conducted, and Target holds all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefor, except where failure to do so would not have a Material Adverse Effect on Target.

         6.2 Authority for Transaction. The execution and delivery of this Agreement by Target, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action, corporate or otherwise. This

Agreement is the legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms. Neither the execution and delivery of this Agreement by Target, nor the performance by Target of its obligations hereunder, will violate Target's certificate of incorporation or bylaws or will result in a violation or breach of, or constitute a default under, any indenture, mortgage, deed of trust or other contract, license or other agreement to which Target is a party or by which it or any of its assets or properties is bound, or of any provision of any federal or state judgment, writ, decree, order, statute, rule, or governmental regulation applicable to Target, which could have a Material Adverse Effect on Target.

         6.3 No Consent. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of Target in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

         6.4 Financial Statements. Target has delivered to DualStar each of its audited financial statements for the period from inception through December 31, 1999, and its unaudited financial statements for the three months ended March 31, 2000 (without footnotes) (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP, and present fairly the financial condition and results of the operations of Target and its business as of the dates and for the periods indicated, subject to customary year-end adjustments.

         6.5 Liabilities. To the Knowledge of Target, Target has no material liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which under GAAP are required to be set forth, but are not so set forth in the Financial Statements, other than those set forth on Schedule 6.5 hereto.

         6.6 Absence of Material Adverse Change. Since March 31, 2000, there has not been with respect to the business of Target, nor have any facts come to the attention of Target that Target or its business will experience, any material change which will have a Material Adverse Effect on Target, and no facts have come to the attention of Target that any material change having a Material Adverse Effect on Target has occurred.

         6.7 Title to Assets; Leases.

         (a) Target has good and marketable title to all assets owned by it and a valid leasehold interest in all assets leased by it, in each case, except as set forth on Schedule 6.7(a) hereto, free and clear of all Liens.

         (b) Schedule 6.7(b) hereto lists all leases and lease purchase agreements to which Target is a party. Each such agreement is valid, binding and in full force and effect; and no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Target, or to the Knowledge of Target, any other party thereto, has occurred or will occur or in connection with the closing of the transactions contemplated hereby, which could have a Material Adverse Effect on Target or the Surviving Corporation.

         6.8 Accounts Receivable. All accounts receivable of Target arose only from bona fide transactions in the ordinary course of Target's business. No material amount included in the accounts receivable of Target as of the Closing Date has been released for an amount materially less than the value at which it was included or is or will be regarded as unrecoverable in whole or in material part, except to the extent there shall have been an appropriate reserve therefor. Such receivables are not subject to any material counterclaim, refusal to pay or setoff.

         6.9 Contracts and Commitments. Schedule 6.9 hereto lists all written and oral agreements, contracts, indebtedness, liabilities and other obligations to which Target is a party or by which it is bound (other than ROEs, the locations covered by which are to be listed on Schedules 6.28(a)-1, (a)-2, (a)-3 and (a)-4, as required under Section 6.28) which (a) are for a term longer than twelve (12) months; (b) involve receipts or expenditures by Target greater than Five Thousand Dollars ($5,000) in any twelve-month period; (c) involve the mortgage, pledge, grant or creation of a lien or security interest or other encumbrance on any of Target's assets other than Permitted Liens; (d) require Target to indemnify any other party for any liability; or (e) was not entered into in the ordinary course of business. Copies of such written, and summaries of such oral, agreements, contracts, indebtedness, liabilities and obligations have been delivered or made available to DualStar. Except as set forth on
Schedule 6.9, each of the contracts or agreements listed on Schedule 6.9 hereto is valid, binding and in full force and effect, and no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Target, or to the Knowledge of Target, any other party thereto, has occurred, other than any such matter as would not have a Material Adverse Effect on Target or the Surviving Corporation. Other than as set forth on Schedule 6.9, none of such contracts or agreements contain any change-of-control provisions that would be triggered by this Agreement or the consummation of the transactions contemplated hereby.

         6.10 Indebtedness. Except as set forth in the Financial Statements or on Schedule 6.10 hereto, Target does not have any obligations for money borrowed or under any guarantees and does not have any agreements or arrangements to borrow money or to enter into any such guarantee.

         6.11 Intellectual Property.

         (a) Schedule 6.11 hereto lists all intellectual property owned or licensed by Target and material to Target's business, including but not limited to registered and unregistered trademarks, trade names, service marks, certification marks, domain names, copyrights and registration applications for the above, and licenses to and from third parties relating to any of the above (the "Intellectual Property").

         (b) Except as set forth on Schedule 6.11, Target owns or has valid and enforceable license(s) to use all the Intellectual Property and pays no royalty with respect thereto. Except as set forth on Schedule 6.11, each such license is valid, binding and in full force and effect; and no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Target, or to the Knowledge of Target, any other party thereto, has occurred.

         (c) Target owns or has the right to use, all material trade secrets, including know-how, inventions, designs, processes, computer software and documentation for such software and technical data required for or incident to the development, manufacture, operation and sale of all products and services sold or proposed to be sold by Target in connection with its business, free and clear of any Liens, including without limitation, all claims of current and former employees, consultants, officers, directors and stockholders of Target, other than as set forth on Schedule 6.11.

         6.12 Taxes.

         (a) All returns, reports and other forms related to Taxes required to be filed by Target on or before the Closing Date have been filed, in accordance with all applicable laws (after taking into account extensions duly obtained), and no penalties or other charges are due or will become due with respect to the late filing of any such return, report or form. All Taxes due have been paid, provided for in reserves, or properly protested or will be so paid, reserved for or protested by Target. No audit of any such return, report or form is pending or, to the Knowledge of Target, threatened. Target is not a party to any pending action or proceeding by any Governmental Authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted or threatened against Target. All deposits required by law to be made by Target with respect to employees' withholding taxes have been duly made.

         (b) As used in this Agreement, "Taxes" (or "Tax" where the context requires) shall mean all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, value added, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, imposts, customs duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

         6.13 Litigation. Other than as set forth on Schedule 6.13 hereto, there is no action, suit, grievance or proceeding pending or, to the Knowledge of Target, threatened against Target at law, in equity, by way of arbitration or before any governmental or quasi-governmental department, commission, board or agency. To the Knowledge of Target, there are no existing facts or conditions which might give rise to any charge, claim, litigation, proceeding, or investigation by any third party which is likely to have a Material Adverse Effect on Target, nor are there any facts or conditions which might give rise to any order of condemnation, appropriation or other taking of any of Target's assets.

         6.14 Labor and Employee Relations. Other than as set forth on Schedule
6.14 hereto, no current officer or employee of Target ("Employee") is a party to any employment agreement or union or collective bargaining agreement, and no union has been certified or recognized as the collective bargaining representative of any of such Employees or has attempted to engage in negotiations with Target regarding terms and conditions of employment. No unfair labor practice charge, work stoppage, picketing or other such activity relating to labor matters has occurred or is pending. To the Knowledge of Target, there are no current or threatened attempts to organize or establish any labor union to represent any Employees. Target is in material compliance with all requirements of federal, state and local laws and regulations governing employee relations, including without limitation anti-discrimination laws, wage and hour laws, labor relations laws and occupational safety and health laws, and no suits, charges or administrative proceedings relating to any such law or regulation are pending or, to the Knowledge of Target, have been threatened. No Employee has given any written notice to Target or, to the Knowledge of Target, made any written threat, or otherwise revealed to Target an intent, to cancel or otherwise terminate his or her relationship with Target.

         6.15 Employee Benefit Plans. All of the employee benefit plans (as defined in Section 3(3) of ERISA), multi-employer plans (as defined in Section 4001(a)(3) of ERISA), and compensation programs and employment arrangements which are maintained, or contributed to, by Target for the Employees are listed on Schedule 6.15 hereto ("Employee Benefit Plans"). All obligations of Target to contribute to such Employee Benefit Plans on behalf of Employees for the calendar years prior to 2000 have been satisfied, and all obligations of Target to contribute to such plans on behalf of employees for the most recent period ending on the Closing Date will be satisfied by Target. Except as set forth in
Schedule 6.15, Target does not maintain or sponsor, and is not required to make contributions to, any written or oral pension, profit sharing, thrift, deferred compensation, bonus, incentive, stock purchase, severance, hospitalization, insurance or other similar plan, agreement, or arrangement relating to employee benefits for any employee or to former employees of Target. To the Knowledge of Target, the Employee Benefit Plans conform to and have been administered in compliance with their terms and applicable laws and regulations (including, but not limited to, ERISA), and no condition exists with respect to any Employee Benefit Plan that could have a Material Adverse Effect on Target.

         6.16 Compliance with Laws. Target has in all material respects duly complied with all applicable laws, rules, regulations and orders of federal, state, and local governments, including, but not limited to, Environmental Laws, and Target is not in material default with respect to any order, judgment, writ, injunction, decree, award, rule or regulation of any court, governmental or regulatory body or arbitrator, and to the Knowledge of Target, no event of default or event or condition that, after notice or lapse of time or both, would constitute a material violation, material breach or event of default thereunder has occurred or will occur as a result of the transactions contemplated hereby.

         6.17 Environmental Matters.

         (a) All facilities and property whether currently or heretofore owned, operated or leased by Target (including facilities or properties subleased to a third party) were, during any period of ownership, operation or leasing (including subleasing to a third party) by Target, and, to the extent currently owned, operated or leased by Target, continue to be, in compliance with all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations, guidelines or any binding determinations of any federal, state or local governmental agency (including consent decrees and administrative orders) relating to protection of the environment or public or worker health and safety (collectively, "Environmental Laws"), except where such failure would not have a Material Adverse Effect on Target or the Surviving Corporation.

         (b) Except as set forth on Schedule 6.17, (i) Target's past and present operations have materially complied and are in material compliance with all applicable Environmental Laws; (ii) Target has obtained all material environmental, health and safety governmental permits required for the operation of its business, and all such governmental permits are in good standing and Target is in compliance with all material terms and conditions of such permits;
(iii) none of Target, nor any of Target's properties (to Target's Knowledge, in the case of leased properties), or its past or present operations, is subject to any ongoing investigation by, order from or agreement with any person (including, without limitation, any prior owner or operator of any Company property) respecting (A) any Environmental Laws, (B) any remedial action or (C) any claim of losses and expenses arising from the release or threatened release of a contaminant into the environment; and (iv) Target is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Laws.

         (c) Target is not subject to the environmental liabilities of any third party, whether by contractual agreement or, to Target's Knowledge, by operation of law.

         6.18 Land Use. The past and current use by Target of 295 E. Highway 50, Suite 2, Clermont, Florida 34711 and each other location where Target maintains an office (the "Premises") complies in all material respects with and in no material way violates, (a) any applicable statute, law, regulation, rule, ordinance or order of any kind whatsoever (including, without being limited to, any building, fire, subdivision and zoning statute, law, code, ordinance, rule, regulation, approval or order, or urban redevelopment plan or other governmental or quasi-governmental requirement) affecting the Premises or any part thereof,
(b) any building or occupancy permit, (c) any condition, easement, right-of-way, covenant, agreement or restriction of record affecting or otherwise relating to the Premises, or (d) any term or provision of any lease, except for such noncompliance or violations as would not reasonably be expected to have a Material Adverse Effect on Target or the Surviving Corporation. No current use by Target of the Premises is dependent on a nonconforming use or other governmental approval, license or permit the absence of which would materially limit Target or its business as currently operated. There is no pending or, to the Knowledge of Target, threatened condemnation of all or any part of the Premises. To Target's Knowledge, there are no occupancy rights

(written or oral), leases or tenancies presently affecting the Premises, other than as set forth on Schedule 6.7(b) hereto.

         6.19 Joint Ventures. Target is not a participant, as a partner or otherwise, in any joint venture or common or pooled risk business enterprises.

         6.20 Insurance. Set forth on Schedule 6.20 is a description of the casualty and liability insurance currently maintained by Target.

         6.21 Books and Records. The books of account and other financial and corporate records of Target are complete and correct in all material respects and are maintained in accordance with good business practices.

         6.22 Powers of Attorney. No person has any power of attorney to act on behalf of Target other than such powers to so act as normally pertain to the officers of Target.

         6.23 No Guarantees. None of the obligations or liabilities of Target is guaranteed by or subject to a similar contingent obligation of any other person.

         6.24 Brokerage and Finder's Fees. Target has not employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

         6.25 Material Misstatements or Omissions. No representation or warranty by Target in this Agreement, or any document, statement, Common Certificate or schedule furnished or to be furnished to DualStar or MergerCo, or on behalf of Target pursuant hereto contains, or will when furnished contain, any untrue statement of a material fact, or omits, or will then omit to state, a material fact necessary to make the statement of facts contained therein not materially misleading.

         6.26 Company Subsidiaries. Target has no subsidiaries, and Target does not own of record or beneficially, directly or indirectly, (a) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation, nor (b) any participating interest in any partnership, joint venture or other non-corporate business enterprises.

         6.27 Capitalization.

         (a) As of the Closing Date, the authorized capital stock of Target consists of 50,000 shares of Target Class A Stock and 50,000 shares of Target Class B Stock. As of the date of this Agreement, there are, and as of the Closing Date there will be, 5,044 shares of Target Class A Stock and 4,956 shares of Target Class B Stock issued and outstanding.

         (b) All outstanding shares of capital stock of Target have been duly authorized by all necessary corporate action, have been validly issued, and are fully paid and nonassessable. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class or series of authorized capital stock of

Target are as set forth in the Certificate of Incorporation, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. Schedule 6.27 provides an accurate list of all stockholders owning the issued and outstanding Target Common Stock, together with the number of shares thereof held by each.

         (c) As of the Effective Time, there will be no outstanding securities convertible into or exchangeable for capital stock of Target or Options, Warrants or other rights to purchase or subscribe for capital stock of Target, or any of Target's subsidiaries, or contracts, commitments, agreements, understandings or arrangements of any kind to which Target or any of Target's subsidiaries is a party relating to the issuance of any capital stock of Target or any of Target's subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights.

         6.28 Rights of Entry; Subscribers.

         (a) Each MDU complex with 50 or more units as to which Target has an ROE for the purposes of providing subscription wireless or satellite cable television services to one or more Subscribers, as of May 3, 2000, is set forth on Schedule 6.28(a)-1 hereto. Each such MDU complex with 11 to 49 units is set forth on Schedule 6.28(a)-2, and each such MDU complex with fewer than 11 units is set forth on Schedule 6.28(a)-3. Schedules 6.28(a)1-3 contain the address and a description of the nature of each such MDU complex. Schedule 6.28(a)-4 sets forth a list of each MDU complex as to which Target has an ROE consisting of a trailer or mobile home park. To Target's Knowledge, none of the MDUs are contained in housing developments that are the subject of any direct rental subsidy to the owners thereof by any Governmental Authority, including but not limited to housing developments which constitute Section 8 housing or Section 232 housing. No ROE listed has been revoked, rescinded or otherwise withdrawn. As used herein the term "Section 8 housing" shall mean any multi-tenant residential building in connection with which the owner receives direct rental subsidies pursuant to Section 8 of the United States Housing Act of 1937, as amended, with respect to more than 50% of the units therein, and "Section 232 housing" shall mean any nursing home or intermediate care facility the financing for which is insured under Section 232 of the National Housing Act.

         (b) The following information is set forth on Schedule 6.28(b): (i) the aggregate number of MDUs, on an MDU complex-by-MDU complex basis, to whom Target provided subscription wireless or satellite cable television services as of May 3, 2000 (the "Subscribers"); (ii) the billing names and addresses of each Subscriber; and (iii) a description of the wireless or satellite cable services provided by Target to each Subscriber and the charges invoiced to each Subscriber therefor. Except as set forth on Schedule 6.28(b), as of May 3, 2000 no Subscriber set forth on Schedule 6.28(b) pursuant to clause (ii) of the preceding sentence has given written notice to Target to cancel any subscription wireless or satellite cable television service provided to such Subscriber by Target or to otherwise terminate its relationship with Target.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

         7.1 Stockholders' Action. Prior to the Closing, Target, acting through Target's Board of Directors, shall have, in accordance with applicable law:

         (a) obtained the necessary approval of this Agreement and the Transactions by its stockholders; and

         (b) recommended that the stockholders of Target vote in favor of the approval of this Agreement and the Transactions.

         7.2 Additional Agreements. Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement agrees to use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including without limitation any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which such party or any of its subsidiaries is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions and to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions.

         7.3 Fees and Expenses. Except as set forth in Sections 4.5 and 9.2 of this Agreement, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses.

         7.4 Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Each of the parties hereto shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of
Section 368 of the Code. The parties hereto shall account for and report the Merger for income tax purposes as a reorganization within the meaning of Section 368 of the Code.

         7.5 Access to Information. Prior to the Effective Time, Target shall have, and shall have caused its officers, employees and agents, to afford to DualStar and to the officers, employees and agents of DualStar complete access at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish DualStar such financial, operating and other data and information as DualStar may reasonably request.

         7.6 Public Announcements. Prior to the Effective Time, subject to applicable disclosure requirements, no public announcement with respect to the proposed acquisition shall be made by Target without prior approval of DualStar, which approval shall not be unreasonably withheld or delayed.

         7.7 Employee Benefit Arrangements. The name, position or title, and annual salary (as of March 31, 2000) of each of Target's employees other than the Contract Employees (the "At-Will Employees") are listed on Schedule 7.7 hereto. Schedule 7.7 also indicates which of such At-Will Employees is party to an employment agreement with Target. Each At-Will Employee shall continue to be employed by the Surviving Corporation at a salary equal to or in excess of such At-Will Employee's salary set forth on Schedule 7.7 hereto. Each At-Will Employee who remains in employment with the Surviving Corporation shall remain eligible to participate in the employee programs and plans, including but not limited to any employee benefit and welfare plans, insurance and pension plans maintained or provided by Target immediately prior to the Effective Time.

         7.8 Notification. Prior to the Effective time, each of Target and DualStar shall have, after obtaining Knowledge of the occurrence, non-occurrence or threatened occurrence or non-occurrence of any fact or event that would cause or constitute a material breach or failure of any of the representations and warranties, covenants or conditions set forth in this Agreement, or that would reasonably be expected to constitute or result in a Material Adverse Effect to such party, notified the other parties in writing of such fact or event with reasonable promptness.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

         8.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

         (a) Stockholder Approval. This Agreement and the Transactions, including the Merger, shall have been approved and adopted by the affirmative vote of the stockholders of Target to the extent required by the Delaware Corporation Law and the Certificate of Incorporation.

         (b) Regulatory Approvals. All necessary approvals, authorizations and consents of any governmental or regulatory entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

         (c) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission (an "Injunction") nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise restrict, prevent or prohibit the consummation of any of the Transactions, including the Merger.

         (d) Escrow Agreement. The Escrow Agreement shall have been executed by each of the parties thereto.

         8.2 Conditions to Obligations of DualStar and MergerCo. The obligations of DualStar and MergerCo to effect the Merger are further subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Target set forth in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties expressly relate to a specific date) as of the Closing Date as though made on and as of the Closing Date, and DualStar shall have received a certificate to such effect signed on behalf of Target by its president.

         (b) Performance and Obligations of Target. Target shall have performed all obligations required to be performed by it under this Agreement, including, without limitation, the covenants contained in Article VII of this Agreement.

         (c) Consents, Etc. Any consent, authorization or approval of any third party required to be obtained by Target in connection with the execution, delivery and performance of the Agreement shall have been obtained, except where the failure to have obtained any such consent, authorization or approval would not reasonably be expected to have a Material Adverse Effect on Target.

         (d) No Injunction. There shall not have been entered any order in any action or proceeding by any state or Federal government or by any Governmental Authority which prohibits or limits the ownership or operation by Target of any portion of Target or its business, properties or assets which is material to Target, or compels Target to dispose of or hold separate any portion of Target or its business, properties or assets which is material to Target.

         (e) Material Adverse Change. There shall not have occurred since March 31, 2000 any change concerning Target having a Material Adverse Effect thereon.

         (f) Resignations. Each of the directors and officers of Target shall have delivered his or her written resignation to DualStar as of the Closing Date.

         (g) Opinion of Counsel. Target shall have delivered an opinion of its counsel in form and substance reasonably satisfactory to DualStar and its counsel.

         (h) Registration Rights and Lock-Up Agreement. Each Cashed Stockholder shall have executed and delivered to DualStar the Registration Rights and Lock-Up Agreement.

         (i) Voting Agreement. Each Cashed Stockholder set forth on Schedule 4.3 shall have executed and delivered to DualStar the Voting Agreement.

         (j) Other Deliveries. Target shall have delivered such other documents, certificates and instruments as DualStar may reasonably request.

         (k) Consents Under Contracts. To the extent required under Section 8.2(c), Target shall have delivered evidence satisfactory to DualStar of the consent of the other parties to the material contracts identified on Schedule
6.9 as having change-of-control provisions that would be triggered by this Agreement or the consummation of the Transactions contemplated hereby.

         (l) Employment Agreements. Each of the Contract Employees shall have executed and delivered an Employment Agreement.

         8.3 Conditions to Obligations of Target and the Stockholders. The obligation of Target to effect the Merger is further subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of DualStar and MergerCo set forth in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties expressly relate to a specific date) as of the Closing Date as though made on and as of the Closing Date, and Target shall have received a certificate to such effect signed on behalf of DualStar by its Secretary.

         (b) Performance of Obligations of DualStar and MergerCo. Each of DualStar and MergerCo shall have performed all obligations required to be performed by it under this Agreement, including, without limitation, the covenants contained in Article VII of this Agreement.

         (c) Opinion of Counsel. DualStar shall have delivered an opinion of its counsel in form and substance reasonably satisfactory to Target and its counsel.

         (d) Material Adverse Change. There shall not have occurred since December 31, 1999, any change concerning DualStar and DualStar's subsidiaries taken as a whole having a Material Adverse Effect thereon.

         (e) Registration Rights and Lock-Up Agreement. DualStar shall have executed and delivered to the Cashed Stockholders the Registration Rights and Lock-Up Agreement.

         (f) Voting Agreement. DualStar shall have executed and delivered to each Cashed Stockholder set forth on Schedule 4.3 the Voting Agreement.

         (g) Employment Agreements. The Surviving Corporation shall have executed and delivered Employment Agreements to each of the Contract Employees.

         (h) Consents, Etc. DualStar shall have delivered to Target evidence that all necessary consents of Blackacre and the Blackacre Parties to the execution, delivery and performance of this Agreement and consummation of all transactions contemplated hereby have been obtained. Any other consent, authorization or approval of any third party required to be obtained by DualStar or MergerCo in connection with the execution, delivery and performance of this Agreement shall have been obtained.

         (i) Other Deliveries. DualStar and MergerCo shall have delivered such other documents, certificates and instruments as Target may reasonably request.

                                   ARTICLE IX

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         9.1 Survival of Representations and Warranties. The representations and warranties set forth in Sections 6.12 and 6.17 herein shall survive the Merger until the expiration of the applicable statutes of limitation. All other representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of one (1) year following the Effective Time.

         9.2 Indemnification.

         (a) Agreement to Indemnify. By their approval of this Agreement and by their execution and delivery of the Registration Rights and Lock-Up Agreements, the Cashed Stockholders, jointly but not severally, (subject to the limitations set forth below), agree exclusively from the Hold Back Escrow, other than as set forth in Section 9.2(i) below, to indemnify and hold DualStar, MergerCo and each of their Affiliates harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses"), incurred by DualStar, MergerCo or any of their Affiliates as a result of any inaccuracy or breach of a representation or warranty contained in Article VI herein.

         (b) Expiration of Indemnification. The indemnification obligations of the Cashed Stockholders under Section 9.2(a) above shall terminate one (1) year following the Effective Time, but shall not terminate as to any Loss (or a potential claim by an appropriate party) (i) asserted in good faith in writing prior to such date, or (ii) as a result of any inaccuracy or breach of any of the representations and warranties contained in Sections 6.12 or 6.17 herein with respect to which such indemnification obligations shall terminate upon the expiration of the applicable statute of limitations.

         (c) Hold Back Escrow. As the sole source of and security for the indemnity provided for in Section 9.2(a) above and 9.2(g) below (subject, however, to the provisions of Section 9.2(i) below), 77,500 shares of the aggregate Stock Consideration, evidenced by a stock certificate in the amount of 77,500 shares of DualStar Stock (the "Hold Back Escrow") issued in the name of the Agent, in his capacity as agent on behalf of the Cashed Stockholders, shall be transferred to [ANDREWS & KURTH], as escrow agent (the "Escrow Agent") under the Escrow Agreement for a period of one (1) year following the Effective Time (the "Hold Back Period"), plus such additional period of time that any claim validly delivered to the Agent prior to the end of the Hold Back Period by DualStar, MergerCo or any of their respective Affiliates for indemnity pursuant to this Section 9.2 shall remain unresolved. The parties acknowledge and agree that, unless and until any of the Hold Back Escrow shall be delivered to DualStar hereunder, the Agent (on behalf of the Cashed Stockholders) shall have the right to vote the Hold Back Escrow and shall have the right to receive any dividends or distributions declared thereon; provided however, that each of the Cashed Stockholders shall be prohibited, during the Hold Back Period, from transferring to any third party such Cashed Stockholder's right, title and interest in and to the Hold Back Escrow. Upon compliance with and subject to the limitations under the terms hereof, DualStar shall be entitled to obtain indemnity from the Hold Back Escrow for all Losses incurred by DualStar, MergerCo or any of their respective Affiliates as a result of any inaccuracy, breach or failure set forth in Section 9.2(a) above. For purposes of any indemnity payment pursuant to Section 9.2, each share held in escrow shall be valued at $9.03 per share (subject to equitable adjustment for stock splits, stock dividends, reorganizations, classifications or other similar transactions occurring from and after the Closing Date).

         (d) Claims Upon Hold Back Escrow. In the event that DualStar, MergerCo or any of their respective Affiliates wishes to obtain indemnity from the Hold Back Escrow, DualStar shall deliver to the Agent, on or before the last day of the Hold Back Period, a certificate signed by an officer of DualStar (an "Officer's Certificate") specifying in reasonable detail the individual items of Loss included in the request for indemnity and the nature of the misrepresentation, breach of warranty or claim to which such item is related. DualStar, MergerCo or any of their respective Affiliates shall be entitled to obtain indemnity from the Hold Back Escrow only when the aggregate of all Losses suffered by such party with respect to which such party would otherwise be entitled to indemnity from the Hold Back Escrow hereunder exceeds $50,000, after which such party shall be entitled to indemnity from the Hold Back Escrow for any Losses in excess of $20,000.

         (e) Resolution of Conflicts; Arbitration. At the time of delivery of any Officer's Certificate to the Agent, and for a period of twenty (20) days after such delivery, the Agent may object to the claim made in the Officer's Certificate in a written statement delivered to DualStar. If the Agent shall so object to the claim, the Agent and DualStar shall attempt in good faith to agree upon the rights of the respective parties with respect to such claim. If no such agreement can be reached after good faith negotiation, either the Agent or DualStar may demand arbitration of the matter, and in such event the matter shall be settled by arbitration conducted by three arbitrators. DualStar and the Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of a majority of the arbitrators so selected as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be required to act in accordance with such decision and make or withhold payments out of the Hold Back Escrow in accordance therewith. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York, under the rules then in effect of the American Arbitration Association. In any arbitration hereunder DualStar and the Cashed Stockholders shall each pay one-half (1/2) of all of the arbitrators' costs and expenses.

         (f) Distribution of Hold Back Escrow Upon Termination of Hold Back Period. Promptly following termination of the Hold Back Period, the Escrow Agent, in accordance with the Escrow Agreement, shall deliver to the Cashed Stockholders their respective amounts of the Hold Back Escrow, minus any amounts delivered to DualStar pursuant to Section 4.5 hereof or previously applied pursuant to any other provision hereof and any amount subject to an unresolved claim pursuant to Section 9.2(d) above. Amounts subject to unresolved claims pursuant to Section 9.2(d) shall be delivered by the Escrow Agent promptly after resolution.

         (g) Third Party Claims.

                  (i) In the event DualStar becomes aware of any third-party claim (A) in excess of the Hold Back Escrow or (B) brought by or on behalf of any then-current supplier, vendor or customer of the Surviving Corporation, which DualStar believes may result in a demand against the Hold Back Escrow, DualStar shall promptly notify the Agent of such claim, and the Agent and the Cashed Stockholders shall be entitled, at their expense, to participate in any defense of such claim. DualStar shall have the right to settle any such claim with the consent of the Agent, which consent shall not be unreasonably withheld; provided, however, that except with the consent of the Agent, which consent shall not be unreasonably withheld, no settlement of any such claim with third-party claimants shall be deemed evidence of, or determinative of, the amount of liability of the Cashed Stockholders. In the event that the Agent has consented to any such settlement and acknowledged that the claim is a valid claim against the Hold Back Escrow, the Agent shall have no power or authority to object to the amount of such settlement by DualStar against the Hold Back Escrow for indemnity with respect to such settlement.

                  (ii) In the event DualStar becomes aware of any third-party claim for less than, or in the amount of, the Hold Back Escrow, other than any such claim described in Section 9.2(g)(i)(B) above, which DualStar believes may result in a demand against the Hold Back Escrow, DualStar shall promptly notify the Agent of such claim, and the Agent will have the right at any time to assume and thereafter conduct the defense of such a third party claim with counsel of its choice reasonably satisfactory to DualStar, utilizing solely the Hold Back Escrow to pay any settlements or judgments, and any balance thereof to pay costs of defense (including, without limitation, for defending the claim and for paying any settlement or judgment); provided, however, that the Agent will not consent to the entry of any judgment or enter into any settlement with respect to such third party claim without the prior written consent of DualStar, which consent shall not be unreasonably withheld. Unless and until the Agent assumes the defense of such a third party claim as provided above, however, DualStar may defend against such third party claim in any manner it reasonably may deem appropriate. In no event will DualStar consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld.

         (h) Apportionment of Liability; Maximum Liability. The liability of the Cashed Stockholders for any indemnification to which DualStar, MergerCo or any of their respective Affiliates may be entitled shall be apportioned among the Cashed Stockholders in proportion to the amount of Stock Consideration paid to each of them at the Closing. Except as provided in Section 9.2(i) below, the total liability of the Cashed Stockholders shall not exceed the Hold Back Escrow. Other than as set forth in Section 9.2(i) below, each of DualStar and MergerCo agrees that it will look solely to the Hold Back Escrow for the satisfaction of its claims under the indemnity provided herein and agrees that no Cashed Stockholder shall be personally liable with respect to such claims beyond the interest of such Cashed Stockholder in the Hold Back Escrow.

         (i) Remedies. Except as otherwise provided in this Section 9.2(i), resort to the Hold Back Escrow shall be the sole and exclusive remedy of DualStar, MergerCo and any of their respective Affiliates for any matter related to this Agreement or the transactions contemplated hereby or any breaches by Target of its representations, warranties and covenants set forth in this Agreement. The existence of this Section 9.2 and of the rights and restrictions set forth herein do not apply to, nor limit any other potential remedies of DualStar, MergerCo or any of their respective Affiliates with respect to, (i) breaches of any representation or warranty set forth in Sections 6.12 or 6.17, or (ii) any fraudulent misrepresentations or fraudulent breaches of any of the representations and warranties made in Article VI hereof. In the event DualStar, MergerCo or any of their respective Affiliates incur any Losses by reason of breaches of any representation or warranty set forth in Sections 6.12 or 6.17 or any fraudulent misrepresentations or fraudulent breaches of any of the representations or warranties made in Article VI hereof, each of DualStar and MergerCo agrees that (A) DualStar, MergerCo or any of their respective Affiliates will first resort to the Hold Back Escrow, until such amounts are exhausted or have been released, prior to seeking further indemnification from the Cashed Stockholders, and (B) subject to the foregoing (i.e., without prejudice to such parties' rights to resort to the full Hold Back Escrow), DualStar, MergerCo or any of their respective Affiliates shall apportion all such Losses on a pro rata basis among the Cashed Stockholders. Each Cashed Stockholder may satisfy any such liability by delivering to DualStar shares of DualStar Stock valued at $9.03 per share. Notwithstanding anything to the contrary set forth herein, it is understood and agreed that the maximum liability of any Cashed Stockholder for any Losses incurred by DualStar, MergerCo or any of their respective Affiliates by reason of breaches of any representation or warranty set forth in Section 6.12 or 6.17, or fraudulent misrepresentations or fraudulent breaches of any of the representations and warranties made in Article VI shall be limited to the shares of DualStar Stock issued to such Cashed Stockholder, or the proceeds received from the sale thereof, except in either case to the extent any such Loss is directly attributable to a fraudulent misrepresentation or fraudulent breach of representation and warranty by such Cashed Stockholder, in which case the liability of the Cashed Stockholder committing the fraud (and no other Cashed Stockholder) shall not be so limited.

                                   ARTICLE X

                                  MISCELLANEOUS

         10.1 Amendment. This Agreement may be amended by the parties to this Agreement by an instrument in writing signed on behalf of each of the parties at any time before or after any approval of this Agreement by the stockholders of Target and MergerCo, but in any event following authorization by MergerCo's Board of Directors and Target's Board of Directors; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by stockholders without obtaining such approval and that after the Effective Time no instrument pursuant to this Section 10.1 shall be effective unless it shall have been executed by the Agent on behalf of Target and the Cashed Stockholders.

         10.2 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been received upon the earlier of actual receipt thereof or, with respect to delivery by overnight courier or Express mail, the day following delivery to such overnight courier or the U.S. Postal Service and, with respect to delivery by registered or certified mail, the third day following such delivery to the U.S. Postal Service, postage prepaid, and addressed as follows:

         (a) If to Target:
             -------------

             Paracomm, Inc.
             295 E. Highway 50
             Suite 2
             Clermont, Florida 34711
             Fax:  (352) 394-1621
             Attention:  Donald Johnson

             With a copy to:
             ---------------

             RubinBaum LLP
             30 Rockefeller Plaza
             New York, New York  10112
             Fax:  (212) 698-7825
             Attention:  Paul A. Gajer, Esq.

         (b) If to DualStar, MergerCo or the Surviving Corporation:
             ------------------------------------------------------

             One Park Avenue
             New York, New York  10016
             Fax:  (212) 696-5615
             Attention:  Mr. George Parise

             With a copy to:
             ---------------

             Day, Berry & Howard LLP
             One Canterbury Green
             Stamford, Connecticut 06901
             Fax:  (203) 977-7301
             Attention:  Sabino Rodriguez III, Esq.

         (c) If to the Agent or any Stockholder of Target:
             ---------------------------------------------

             Philip Dropkin
             c/o Walter F. Garigliano
             265 Broadway
             P.O. Drawer 1069
             Monticello, New York  12701-1069
             Fax:  (914) 796-1040

             With a copy to:
             ---------------

             RubinBaum LLP
             30 Rockefeller Plaza
             New York, New York  10112
             Fax:  (212) 698-7825
             Attention:  Paul A. Gajer, Esq.


         10.3 Entire Agreement; No Third-Party Beneficiaries; Section Headings. This Agreement and the other agreements, documents and instruments executed and delivered pursuant hereto constitute the entire agreement between the parties, and there are no agreements or commitments with respect to the transactions contemplated herein except as set forth in this Agreement; this Agreement supersedes any prior offer, agreement or understanding between the parties with respect to the Transactions contemplated herein. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto and the Cashed Stockholders any rights or remedies under or by reason of this Agreement. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

         10.4 Confidentiality. Except as may be required by law, Target shall not, and shall not permit its officers, directors, shareholders and agents to, directly or indirectly, disclose, discuss, announce or otherwise divulge to any third party, the existence or terms of the negotiations between the parties, this Agreement or the transactions contemplated herein, without, in each case, the prior written consent of DualStar.

         10.5 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the heirs, successors and permitted assigns of the parties hereto. This Agreement may not be assigned by any party without the other parties' prior written consent.

         10.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding application of any choice of law doctrines that would make applicable the law of any other state).

                            [Signature Pages Follow]

          IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative as of the date and year first written above.



                                              PARACOMM, INC.


                                              By: /s/ Donald Johnson
                                                  ----------------------------
                                                  Name: Donald Johnson
                                                  Title: President



                                              DUALSTAR TECHNOLOGIES
                                              CORPORATION


                                              By: /s/ Jared E. Abbruzzese
                                                  ----------------------------
                                                  Name: Jared E. Abbruzzese
                                                  Title: Chairman



                                              DCI ACQUISITION CO.


                                              By: /s/ Jill Thoerle
                                                  ----------------------------
                                                  Name: Jill Thoerle
                                                  Title: President



Solely as a party to Sections 4.5 and
9.2, and 10.1:




/s/ Philip Dropkin
--------------------------------------
Philip Dropkin, solely in his capacity
as Agent